Exhibit a.iii

TREND TRADER FUNDS

AMENDMENT TO DECLARATION OF TRUST

The undersigned, being the Trustees of Trend Trader Funds (the “Trust”), a statutory trust organized under the laws of Delaware pursuant to the Declaration of Trust dated February 10, 2004 (the “Declaration of Trust”), do hereby amend, effective as of July 31, 2004, the Declaration of Trust by replacing the last paragraph of Section 2.6 with the following:

The two initial series of the Trust, which series are hereby established and designated, are the Trend Trader Growth and Income Fund and the Trend Trader Action Fund.  The shares of the Trend Trader Growth and Income Fund are divided into two classes of shares (Institutional Class and Investor Class).  The shares of the Trend Trader Action Fund shall be of a single class (Investor Class).

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have signed this amendment on the dates indicated.

SIGNATURE

DATE

/s/ Mark A. Seleznov

Dated:  July 27, 2004

Mark A. Seleznov

/s/ Leo Herber

Dated:  July 31, 2004

Leo Herber

/s/ Everett F. Ware, Jr.

Dated:  July 31, 2004

Everett F. Ware, Jr.